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                                                                       EXHIBIT 6

     Article 10 of the Certificate of Incorporation of Advanced Logic Research, Inc. states that:

     To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This
     Article 10 does not affect the availability of equitable remedies for breach of fiduciary duties.